EXHIBIT 99.1

August 29, 2022
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD OPERATING INCOME AND NET SALES FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2022

3rd Quarter of Fiscal 2022 Operating Income Increased 28%
on a Net Sales Increase of 21%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net sales increased 21% to a record $569.5 million in the third quarter of fiscal 2022, up from $471.7 million in the third quarter of fiscal 2021. Operating income increased 28% to a record $128.7 million in the third quarter of fiscal 2022, up from $100.8 million in the third quarter of fiscal 2021. The Company's consolidated operating margin improved to 22.6% in the third quarter of fiscal 2022, up from 21.4% in the third quarter of fiscal 2021.

Net sales increased 18% to a record $1,598.7 million in the first nine months of fiscal 2022, up from $1,356.3 million in the first nine months of fiscal 2021. Operating income increased 26% to a record $350.3 million in the first nine months of fiscal 2022, up from $277.9 million in the first nine months of fiscal 2021. The Company's consolidated operating margin improved to 21.9% in the first nine months of fiscal 2022, up from 20.5% in the first nine months of fiscal 2021.

Improvement in the commercial aerospace market has resulted in eight consecutive quarters of sequential growth in net sales and operating income at the Flight Support Group.

Net income increased 7% to $82.5 million, or $.60 per diluted share, in the third quarter of fiscal 2022, up from $76.9 million, or $.56 per diluted share, in the third quarter of fiscal 2021. Net income increased 17% to a record $254.5 million, or $1.85 per diluted share, in the first nine months of fiscal 2022, up from $218.2 million, or $1.58 per diluted share, in the first nine months of fiscal 2021. Net income in both fiscal 2022 periods was adversely impacted by a higher effective income tax rate.

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EBITDA increased 23% to $152.7 million in the third quarter of fiscal 2022, up from $123.9 million in the third quarter of fiscal 2021. EBITDA increased 21% to $421.6 million in the first nine months of fiscal 2022, up from $347.9 million in the first nine months of fiscal 2021. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report record quarterly consolidated net sales and operating income driven mainly by record quarterly operating results at the Flight Support Group. These results reflect 13% consolidated organic growth in our net sales principally arising from a continued rebound in demand for our commercial aerospace products and services.

Our total debt to shareholders' equity ratio improved to 9.9% as of July 31, 2022, down from 10.3% as of October 31, 2021. Our net debt (total debt less cash and cash equivalents) of $112.2 million as of July 31, 2022 to shareholders’ equity ratio improved to 4.5% as of July 31, 2022, as compared to 5.6% as of October 31, 2021.

Our net debt to EBITDA ratio improved to .20x as of July 31, 2022, down from .26x as of October 31, 2021. During fiscal 2022, we successfully completed five acquisitions and we completed seven acquisitions over the past year. We have no significant debt maturities until fiscal 2025 and plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities increased 20% to $149.2 million in the third quarter of fiscal 2022, up from $124.0 million in the third quarter of fiscal 2021. Cash flow provided by operating activities remained strong, totaling $323.9 million in the first nine months of fiscal 2022, as compared to $334.1 million in the first nine months of fiscal 2021.

In July 2022, we announced that our Flight Support Group acquired 96% of the stock of Accurate Metal Machining, Inc. The acquisition’s purchase price was paid in cash, principally using proceeds from the Company's revolving credit facility and we expect this acquisition to be accretive to our earnings within the year following the acquisition.

In August 2022, we announced that our Electronic Technologies Group acquired 100% of the stock of Charter Engineering, Inc. The acquisition’s purchase price was paid in cash using cash provided by operating activities and we expect this acquisition to be accretive to our earnings within the year following the acquisition.

In August 2022, we announced that our Electronic Technologies Group acquired 100% of the stock of Sensor Systems, Inc. The acquisition’s purchase price was paid for with

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a proportional combination of cash using proceeds from the Company's revolving credit facility and approximately 575,000 shares of HEICO Class A Common Stock and we expect this acquisition to be accretive to our earnings within the year following the acquisition.

In July 2022, we announced that our Electronic Technologies Group agreed to purchase approximately 95% of Exxelia International for €453 million plus the assumption of approximately €14 million of liabilities. The transaction’s closing, which is expected to occur in the first quarter of fiscal 2023, would be HEICO's largest-ever in terms of purchase price and revenues, and is subject to customary closing conditions, including, among others, obtaining a required foreign antitrust clearance and foreign investment authorizations. Additionally, Exxelia is expected to be accretive to HEICO’s earnings per share within a year of the transaction’s closing.

As we look ahead to the remainder of fiscal 2022, we expect global commercial air travel to continue growing despite the potential for additional COVID-19 global pandemic (the "Pandemic") variants. We remain cautiously optimistic that the ongoing worldwide Pandemic vaccines and boosters rollout will continue to positively influence global commercial air travel and benefit the markets we serve. But, it still remains very difficult to predict the Pandemic's path and effect, including factors like new variants and vaccination rates, potential supply chain disruptions and inflation, which can impact our key markets. Therefore, we feel it would not be responsible to provide fiscal 2022 net sales and earnings guidance at this time. However, we believe our ongoing conservative policies, strong balance sheet, and high degree of liquidity enable us to continuously invest in new research and development, take advantage of periodic strategic inventory purchasing opportunities, and execute on our successful acquisition program, which collectively position HEICO for market share gains."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "Continuing our growth trend, we achieved quarterly increases of 68% and 39% in operating income and net sales, respectively, as compared to the third quarter of fiscal 2021. These results principally reflect robust quarterly organic net sales growth of 24% for our commercial aerospace parts and services. The Flight Support Group has now achieved eight consecutive quarters of growth in operating income and net sales.

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The Flight Support Group's net sales increased 39% to a record $330.3 million in the third quarter of fiscal 2022, up from $237.1 million in the third quarter of fiscal 2021. The Flight Support Group's net sales increased 36% to $909.3 million in the first nine months of fiscal 2022, up from $666.7 million in the first nine months of fiscal 2021. The net sales increase in the third quarter and first nine months of fiscal 2022 reflects strong organic growth of 25% and 26%, respectively, as well as the impact from our profitable fiscal 2022 and 2021 acquisitions. The organic growth mainly reflects increased demand for the majority of our commercial aerospace products and services resulting from continued recovery in global commercial air travel as compared to the third quarter and first nine months of fiscal 2021.

The Flight Support Group's operating income increased 68% to a record $70.8 million in the third quarter of fiscal 2022, up from $42.1 million in the third quarter of fiscal 2021. The Flight Support Group's operating income increased 83% to a record $189.3 million in the first nine months of fiscal 2022, up from $103.4 million in the first nine months of fiscal 2021. The operating income increase in the third quarter and first nine months of fiscal 2022 principally reflects an improved gross profit margin mainly from the increased net sales across all product lines, and efficiencies realized from the higher net sales volume.

The Flight Support Group's operating margin improved to 21.4% in the third quarter of fiscal 2022, up from 17.7% in the third quarter of fiscal 2021. The operating margin increase in the third quarter of fiscal 2022 principally reflects a decrease in SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies, as well as the previously mentioned improved gross profit margin.

The Flight Support Group's operating margin improved to 20.8% in the first nine months of fiscal 2022, up from 15.5% in the first nine months of fiscal 2021. The operating margin increase in the first nine months of fiscal 2022 principally reflects the previously mentioned improved gross profit margin, as well as a decrease in SG&A expenses as a percentage of net sales mainly reflecting the previously mentioned efficiencies."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Improved demand and strong organic net sales growth for our other electronics, space and medical products were achieved during the quarter, while we experienced a decrease in defense product net sales.
Further, our overall group backlog remains elevated, reflecting strong orders and increasing delays in receiving components and raw materials from some suppliers. These delays have adversely impacted our planned production and shipment of certain defense products during fiscal 2022.

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The Electronic Technologies Group's net sales increased 2% to $244.2 million in the third quarter of fiscal 2022, up from $239.5 million in the third quarter of fiscal 2021. The net sales increase is mainly attributable to the impact from our profitable fiscal 2021 and 2022 acquisitions as well as 1% organic growth. The organic growth mainly reflects increased demand for our other electronics, space and medical products, partially offset by decreased demand for our defense products.

The Electronic Technologies Group's net sales were $703.9 million in the first nine months of fiscal 2022, as compared to $706.2 million in the first nine months of fiscal 2021. The net sales decrease is mainly attributable to decreased demand for our defense products, partially offset by increased demand for our other electronics, medical, space, telecommunications and aerospace products, as well as the impact from our profitable fiscal 2021 and 2022 acquisitions.

The Electronic Technologies Group's operating income was $68.0 million in the third quarter of fiscal 2022, as compared to $69.0 million in the third quarter of fiscal 2021. The operating income decrease principally reflects a lower gross profit margin mainly from the previously mentioned decreased demand for our defense products.

The Electronic Technologies Group's operating income was $189.6 million in the first nine months of fiscal 2022, as compared to $200.4 million in the first nine months of fiscal 2021. The operating income decrease principally reflects a lower level of efficiencies resulting from the previously mentioned net sales decrease and a lower gross profit margin. The lower gross profit margin in the first nine months of fiscal 2022 mainly reflects the previously mentioned decreased demand for our defense products.

The Electronic Technologies Group's operating margin was 27.9% in the third quarter of fiscal 2022, as compared to 28.8% in the third quarter of fiscal 2021. The lower operating margin principally reflects the previously mentioned lower gross profit margin and an increase in SG&A expenses as a percentage of net sales.

The Electronic Technologies Group's operating margin was 26.9% in the first nine months of fiscal 2022, as compared to 28.4% in the first nine months of fiscal 2021. The lower operating margin principally reflects an increase in SG&A expenses as a percentage of net sales mainly from the previously mentioned lower level of efficiencies and from the lower gross profit margin."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio

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(calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 82.1 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.5 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, August 30, 2022 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (888) 504-7949, International (323) 289-6017, wait for the conference operator and provide the operator with the Conference ID 762228. A digital replay will be available two hours after the completion of the conference for 14 days. To access the replay, please visit our website at http://www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military

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agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Pandemic; HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by the Pandemic and its aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2022	2021
Net sales	$569,528	$471,707
Cost of sales	348,591	286,990
Selling, general and administrative expenses	92,190	83,879
Operating income	128,747	100,838
Interest expense	(1,406)	(1,717)
Other income	145	162
Income before income taxes and noncontrolling interests	127,486	99,283
Income tax expense	34,400	15,600
Net income from consolidated operations	93,086	83,683
Less: Net income attributable to noncontrolling interests	10,546	6,794
Net income attributable to HEICO	$82,540	$76,889

Net income per share attributable to HEICO shareholders:
Basic	$.61	$.57
Diluted	$.60	$.56

Weighted average number of common shares outstanding:
Basic	135,978	135,370
Diluted	137,837	137,957

	Three Months Ended July 31,
	2022	2021
Operating segment information:
Net sales:
Flight Support Group	$330,259	$237,118
Electronic Technologies Group	244,203	239,543
Intersegment sales	(4,934)	(4,954)
	$569,528	$471,707

Operating income:
Flight Support Group	$70,756	$42,059
Electronic Technologies Group	68,029	68,997
Other, primarily corporate	(10,038)	(10,218)
	$128,747	$100,838

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2022		2021
Net sales	$1,598,684		$1,356,260
Cost of sales	976,308		833,336
Selling, general and administrative expenses	272,030		245,053
Operating income	350,346		277,871
Interest expense	(3,181)		(6,248)
Other income	685		1,179
Income before income taxes and noncontrolling interests	347,850		272,802
Income tax expense	67,400	(a)	36,400	(b)
Net income from consolidated operations	280,450		236,402
Less: Net income attributable to noncontrolling interests	25,979		18,244
Net income attributable to HEICO	$254,471	(a)	$218,158	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.87	(a)	$1.61	(b)
Diluted	$1.85	(a)	$1.58	(b)

Weighted average number of common shares outstanding:
Basic	135,835		135,291
Diluted	137,890		137,837

	Nine Months Ended July 31,
	2022		2021
Operating segment information:
Net sales:
Flight Support Group	$909,253		$666,732
Electronic Technologies Group	703,932		706,182
Intersegment sales	(14,501)		(16,654)
	$1,598,684		$1,356,260

Operating income:
Flight Support Group	$189,329		$103,357
Electronic Technologies Group	189,605		200,419
Other, primarily corporate	(28,588)		(25,905)
	$350,346		$277,871

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2022, the Company recognized a $17.8 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $17.5 million, or $.13 per basic and diluted share.

(b)During the first quarter of fiscal 2021, the Company recognized a $13.5 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $13.4 million, or $.10 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2022	October 31, 2021
Cash and cash equivalents	$133,605	$108,298
Accounts receivable, net	273,151	244,919
Contract assets	86,534	80,073
Inventories, net	545,943	478,050
Prepaid expenses and other current assets	42,540	26,045
Total current assets	1,081,773	937,385
Property, plant and equipment, net	202,844	193,638
Goodwill	1,541,477	1,450,395
Intangible assets, net	638,550	582,307
Other assets	322,707	334,682
Total assets	$3,787,351	$3,498,407

Current maturities of long-term debt	$1,734	$1,515
Other current liabilities	344,711	293,365
Total current liabilities	346,445	294,880
Long-term debt, net of current maturities	244,023	234,983
Deferred income taxes	48,192	40,761
Other long-term liabilities	359,713	378,257
Total liabilities	998,373	948,881
Redeemable noncontrolling interests	296,994	252,587
Shareholders’ equity	2,491,984	2,296,939
Total liabilities and equity	$3,787,351	$3,498,407

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2022	2021
Operating Activities:
Net income from consolidated operations	$280,450	$236,402
Depreciation and amortization	70,526	68,816
Share-based compensation expense	9,815	6,354
Employer contributions to HEICO Savings and Investment Plan	8,884	7,366
Deferred income tax provision (benefit)	7,858	(16,957)
(Decrease) increase in accrued contingent consideration, net	(4,253)	1,305
(Increase) decrease in accounts receivable	(18,445)	3,537
Increase in contract assets	(4,022)	(1,960)
(Increase) decrease in inventories	(61,190)	7,729
Increase in current liabilities, net	29,517	19,906
Other	4,770	1,605
Net cash provided by operating activities	323,910	334,103

Investing Activities:
Acquisitions, net of cash acquired	(175,298)	(29,603)
Capital expenditures	(24,357)	(30,124)
Investments related to HEICO Leadership Compensation Plan	(13,400)	(12,400)
Other	(10,296)	3,237
Net cash used in investing activities	(223,351)	(68,890)

Financing Activities:
Borrowings (payments) on revolving credit facility, net	5,000	(355,000)
Redemptions of common stock related to stock option exercises	(25,826)	(3,687)
Cash dividends paid	(24,466)	(23,002)
Distributions to noncontrolling interests	(16,766)	(21,853)
Acquisitions of noncontrolling interests	(8,735)	(2,336)
Revolving credit facility issuance costs	(1,010)	(1,468)
Proceeds from stock option exercises	1,870	4,505
Other	(157)	(382)
Net cash used in financing activities	(70,090)	(403,223)

Effect of exchange rate changes on cash	(5,162)	974

Net increase (decrease) in cash and cash equivalents	25,307	(137,036)
Cash and cash equivalents at beginning of year	108,298	406,852
Cash and cash equivalents at end of period	$133,605	$269,816

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Three Months Ended July 31,
EBITDA Calculation	2022	2021
Net income attributable to HEICO	$82,540	$76,889
Plus: Depreciation and amortization	23,819	22,897
Plus: Net income attributable to noncontrolling interests	10,546	6,794
Plus: Interest expense	1,406	1,717
Plus: Income tax expense	34,400	15,600
EBITDA (a)	$152,711	$123,897

	Nine Months Ended July 31,
EBITDA Calculation	2022	2021
Net income attributable to HEICO	$254,471	$218,158
Plus: Depreciation and amortization	70,526	68,816
Plus: Net income attributable to noncontrolling interests	25,979	18,244
Plus: Interest expense	3,181	6,248
Plus: Income tax expense	67,400	36,400
EBITDA (a)	$421,557	$347,866

	Trailing Twelve Months Ended
EBITDA Calculation	July 31, 2022	October 31, 2021
Net income attributable to HEICO	$340,533	$304,220
Plus: Depreciation and amortization	94,729	93,019
Plus: Net income attributable to noncontrolling interests	33,273	25,538
Plus: Interest expense	4,218	7,285
Plus: Income tax expense	88,300	57,300
EBITDA (a)	$561,053	$487,362

Net Debt Calculation	July 31, 2022	October 31, 2021
Total debt	$245,757	$236,498
Less: Cash and cash equivalents	(133,605)	(108,298)
Net debt (a)	$112,152	$128,200

Net debt	$112,152	$128,200
Shareholders' equity	$2,491,984	$2,296,939
Net debt to shareholders' equity ratio (a)	4.5%	5.6%

Net debt	$112,152	$128,200
EBITDA (trailing twelve months)	$561,053	$487,362
Net debt to EBITDA ratio (a)	.20	.26

(a) See the "Non-GAAP Financial Measures" section of this press release.